Exhibit 10.36

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Employment Agreement”) is entered into as of September 25, 2006 (the “Date of this Employment Agreement”) by and between Shu Li, an individual (“Executive”) and Jazz Semiconductor, Inc., a Delaware corporation (the “Company”). Executive and the Company are hereinafter collectively referred to as the “Parties”, each as a “Party”.

A. Whereas, Acquicor Technology Inc., a Delaware corporation (the “Parent”), Joy Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Merger Sub”), the Company and the stockholders’ representative named therein are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof pursuant to which the Company will become a wholly-owned subsidiary of Parent (the “Merger”);

B. Whereas, Executive is a key employee of the Company, and is intimately familiar with the Company’s operations, plans, trade secrets, proprietary information, business activities and operations;

C. Whereas, Executive’s past experience and skills make Executive singularly qualified to render special, unique, unusual and extraordinary services to the Company, and Executive will receive significant consideration and other benefits from the consummation of the Merger Agreement;

D. Whereas, as an inducement to, and in consideration of, the Parent’s agreement to enter into the Merger Agreement, Executive has offered to continue to serve as an employee of the Company after the date the Merger closes pursuant to the Merger Agreement (the “Effective Date”) and to provide personal services in exchange for certain compensation and benefits; and

E. Whereas, the Parent would not enter into the Merger Agreement but for Executive’s agreement to enter into this Employment Agreement and to provide continuing employment services to the Company pursuant to the terms and conditions set forth herein;

Now, Therefore, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1.  Condition Precedent. Executive’s employment with the Company pursuant to this Employment Agreement shall commence immediately on the Effective Date. If Executive’s employment with the Company ends for any reason prior to the Effective Date, or the Merger is not consummated for any reason, the Employment Agreement shall be deemed null and void, and the offer of employment contained herein shall not be binding upon the Company, the Parent or any other person or entity.

2.  Employment by the Company.

2.1  Job Title and Responsibilities. The Company shall employ Executive in the position of Chief Executive Officer and President (“CEO”) and Executive hereby accepts such employment on the terms set forth herein. Executive shall report directly to the Chief Executive Officer of Parent (the “Parent CEO”), and shall perform all duties customarily associated with Executive’s job title and all such other duties as may be reasonably assigned to Executive. Executive shall perform his duties from the Company’s corporate headquarters in Newport Beach, California or from such other location that Executive and the Company may agree upon. Executive will devote his best efforts and substantially all of his professional time and attention to the business of the Company, subject to reasonable vacation or sick leave allowed by Company policy or as otherwise permitted by the Company. The Company reserves the right to change Executive’s job title, duties, reporting relationship and work location from time to time, as it deems necessary, subject to the terms and conditions set forth herein.

2.2  Company Employment Policies. Executive agrees to abide by all Company employment policies and procedures in effect from time to time that are applicable to management level employees of the Company, and to sign and acknowledge receipt of any such written policies or procedures as requested by the Company from time to time. Except for the Company’s at-will employment policy (described below), the Company may modify, revoke, suspend or terminate its policies and procedures at any time, with or without notice.

3.  Compensation and Benefits.

3.1  Salary. Executive shall receive for services rendered hereunder a base salary paid at the rate of $422,923 per year, less required payroll deductions and withholdings (the “Base Salary”), paid on the Company’s customary payroll payment dates. The Company reserves the right to modify Executive’s compensation at other times, subject to all other terms and conditions set forth in this Employment Agreement.

3.2  Annual Performance Bonus. Executive shall be eligible to earn annual bonus compensation (the “Bonus”) as a participant in the Company's current 2006 Employee Quarterly Performance Bonus Program and in any annual bonus plan that may hereafter be established by the Company for the Executive or its executive team generally. The prerequisites for Executive’s earning of any Bonus in a 2007 plan and in any plan hereafter established, as well as the amount of any bonus that may be awarded, shall be determined by the terms and conditions of the applicable bonus plan and/or by the Parent's Board of Directors (the “Board”) in its discretion. To the extent that the amount of Executive’s Bonus is based on Executive’s achievement of certain Company and personal performance and business objectives (the “Performance Objectives”), the Performance Objectives shall be approved by the Parent CEO for the relevant Bonus year. It shall be Executive’s responsibility to obtain written approval of the Performance Objectives before the start of the applicable Bonus year. The Parent CEO, after consulting with the Board, will determine, in his sole discretion, to what extent Executive achieved the Performance Objectives, and the amount of the Bonus earned as a result, if any. Executive must remain employed with the Company through the end of the accounting quarter in order to be eligible to earn a Bonus for that quarter. No pro-rated or partial Bonus may be earned or paid. Executive shall not be eligible to earn any other bonus or incentive compensation from the Company except as expressly authorized in a writing signed by the Parent CEO.

3.3  Stock Options/Equity.  Executive may be awarded stock options or other equity awards (collectively, the “Equity Awards”) pursuant to terms of the Company’s governing equity incentive plan (the “Plan”) as determined by the Compensation Committee of the Board in its sole discretion. The exercisability, vesting and other terms and conditions governing the Equity Awards will be governed solely by the Plan and separate written agreements governing such Equity Awards, and not by this Employment Agreement.

3.4  Expense Reimbursements. Executive will be reimbursed by the Company for all reasonable, documented business expenses incurred in the course of performing his duties hereunder, in accordance with the Company’s governing expense reimbursement policies and procedures, in effect from time to time. When traveling on Company business, Executive shall be entitled to business class or first class airline travel.

3.5  Company Benefits Package. Executive will continue to be eligible to participate in the Company’s standard employee benefits package (including group medical, dental and vision insurance coverage, paid holiday, vacation and sick leave, and 401(k) plan participation) on the terms and conditions applicable to such benefit plans, as may be in effect from time to time. Executive and the Company each hereby represent that as of the Date of this Employment Agreement, Executive has a balance of 100.28 hours of accrued, unused vacation time, and that Executive will continue to accrue additional vacation after the Effective Date at his then-current accrual rate (i.e., 4.62 hours per pay period) in accordance with the Company’s vacation policies and procedures in effect from time to time, up to a maximum accrued balance of 1.75 times Executive’s annual vacation accrual rate. For purposes of determining Executive’s eligibility and/or rights under any applicable Company benefit plan, Executive will be credited as providing employment services effective as of his start date as reflected in the Company’s records (i.e, January 24, 2000). The Company reserves the right to suspend, modify or terminate employee benefits at any time, in its sole discretion.

4.  Proprietary Information, Rights and Duties.

4.1  Employee Confidential Information and Inventions Agreement. As a condition of employment, Executive must sign the Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”), attached hereto as Exhibit A.

4.2  Exclusive Property. Executive agrees that all Company-related business procured by Executive, and all Company-related business opportunities and plans made known to Executive while employed by the Company, are and shall remain the permanent and exclusive property of the Company.

5.     Outside Activities During Employment.

5.1  Activities. Except with the prior written consent of the Board and as otherwise provided below, Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder. Subject to the limitations of Sections 5.2 and 5.3 of this Employment Agreement and with the prior written consent of the Board, Executive may serve as a director of other corporations and may devote a reasonable amount of his time to other types of business or public activities not expressly mentioned in this Section.

5.2  Investments and Interests. During Executive’s employment with the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by his to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

5.3  Non-Competition. During Executive’s employment with the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever known by his to compete directly with the Company, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

6.  Termination/Severance Benefits.

6.1  At-Will Employment. Executive’s relationship with the Company is at-will. Accordingly, both the Company and Executive may terminate the employment relationship at any time, with or without Cause or good reason, and with or without advance notice. Upon termination of Executive’s employment for any reason (the “Termination Date”), the Company will pay Executive all accrued but unpaid base salary, accrued but unpaid bonuses, unpaid expense reimbursements and accrued but unused vacation earned through the Termination Date, less applicable withholdings and deductions, in accordance with applicable law. Except as expressly provided in Section 6.2 and 6.3 of this Employment Agreement, Executive shall not be entitled to receive any additional compensation (including Base Salary, Bonuses, incentive compensation, or equity), severance, or benefits from the Company after the Termination Date, with the exception of any vested right Executive may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(K) account). To the extent Executive is governed by any severance plan, program or policy which the Company has in effect now or may adopt in the future, Executive shall be entitled to receive only the greater of the severance benefits available to him under any such plan, program or policy, or under this Employment Agreement.

6.2  Severance Benefits.

(a)  Benefits. If, within one (1) year after the Effective Date, Executive’s employment with the Company is terminated without Cause or Executive resigns his employment for any or no reason (each a “Covered Termination”), the Company shall pay Executive, as severance, an amount equal to two (2) times the sum of (i) Executive’s annualized Base Salary in effect as of the Effective Date (i.e., $845,846), plus (ii) an amount equal to the total bonus compensation paid to Executive during the twelve (12) month period immediately preceding the Termination Date(the “Severance Payment”). The Severance Payment shall be subject to payroll withholding and deduction. (For purposes of calculating the Severance Payment, the Parties acknowledge and agree that, during the twelve (12) month period immediately prior to Date of this Employment Agreement, Executive received the bonus compensation set forth in Exhibit B hereto.) To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”) and by the Company’s then-current group health insurance policies, provided Executive timely elects continued health insurance coverage pursuant to the governing COBRA laws and the terms of the applicable health insurance plans, as a further severance benefit, the Company will pay directly to the applicable insurance carrier all COBRA premiums necessary to continue Executive’s health insurance coverage as of the Termination Date (including dependent coverage, if applicable) in effect for eighteen (18) months after the Termination Date (the “COBRA Reimbursement”). In addition, the Company shall, at the end of such eighteen (18) month period, pay directly to Executive a lump sum equal to six (6) times the then most recent monthly COBRA premium paid by Company to the applicable insurance carrier (the “Additional Health Reimbursement”). The COBRA Reimbursement and the Additional Health Reimbursement shall be reported for tax purposes as earnings. The Additional Health Reimbursement shall be subject to payroll withholding and deduction. The Executive shall at his discretion be allowed to receive the Severance Payment shall be paid in a lump sum or as salary and benefits continuation in bi-weekly installments. If the Executive chooses to be paid in a lump sum, such amount, less applicable withholdings and deductions, will be paid within ten (10) business days after Executive provides the Company with an effective Release, as required under Section 6.2(d) below. If the Executive chooses to be paid in salary continuation, then the Severance Payment, less applicable withholdings and deductions, will be paid in bi-weekly installments over the applicable 52 week or 104 week period after the Executive provides the Company with an effective Release, as required under Section 6.2(d) below.

(b)  Cause. For purposes of this Employment Agreement, “Cause” to terminate Executive’s employment shall mean any of the following: (i) Executive’s conviction of, a guilty plea with respect to, or a plea of nolo contendere to, a charge that Executive has committed a felony under the laws of the United States or of any state; (ii) willful and material breach of Executive’s obligations under any written agreement between Executive and the Company, including without limitation this Employment Agreement and the Confidential Information Agreement; (iii) Executive’s willful misconduct, material failure or refusal to perform his job duties, or gross neglect of his duties, provided that such unsatisfactory performance, if reasonably susceptible of cure, has not been cured within thirty (30) days following Executive’s receipt of written notice from the Company specifying the particulars of the conduct constituting Cause; and (iv) Executive’s engagement in any activity that constitutes a material conflict of interest with the Company, the Parent or any of their affiliated entities. Termination of Executive’s employment because of Executive’s death or certified disability (which disability renders Executive unable to perform the essential duties of his position with or without reasonable accommodation for sixty (60) consecutive days or a total of one hundred and twenty (120) days in any twelve (12) month period) shall not constitute “Cause” for termination under this Employment Agreement. No act, nor failure to act, on the Executive’s part, shall be considered “willful” unless he has acted or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to take action was in the best interests of the Company.

(c)  Release And Other Requirements. Executive must provide the Company with an effective general release of claims in substantially the form attached hereto as Exhibit B (the “Release”) as a precondition to receiving the Severance Payment or COBRA Reimbursement (together, the “Severance Benefits”). Executive further understands and agrees that, if Executive materially breaches his obligations under the Confidential Information Agreement or that certain Noncompetition Agreement entered into by the Executive on behalf of the Company, the Parent and certain other Indemnitees on the date hereof (the “Noncompetition Agreement”), and such material breach, if reasonably susceptible of cure, has not been cured within thirty (30) days following Executive’s receipt of written notice from the Company specifying the particulars of the conduct constituting a material breach of either such agreement, then in addition (and without prejudice) to all other remedies and relief available to the Company; (i) Executive shall be eligible to receive only $100.00 of total Severance Benefits available under this Employment Agreement, (ii) Executive’s entitlement to all other severance benefits, including any unpaid balance of Severance Benefits, shall immediately terminate; (iii) if the Severance Benefits have already been paid to Executive, Executive agrees to immediately remit to the Company the gross amount of all Severance Benefits paid or otherwise provided to him except for $100.00; and (iv) Executive’s Release shall remain in full force and effect, notwithstanding the reduction in Severance Benefits. No breach by Executive of the Confidential Information Agreement shall be considered “material” for purposes of the immediately preceding sentence unless it is reasonably foreseeable that the breach could result in material competitive harm to the Company or Executive has acted or failed to act, either intentionally or with an absence of good faith or with substantial lack of concern for his compliance with Confidential Information Agreement.

6.3  Deferred Compensation. Because of the uncertainty of the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to payment of the Severance Benefits, Executive and the Company hereby agree that if any Severance Benefits are subject to the provisions of Section 409A of the Code by reason of this Employment Agreement, or any part thereof, being considered a “nonqualified deferred compensation plan” pursuant to Section 409A of the Code, then such payments shall be made in accordance with, and this Employment Agreement shall be amended to comply with, Section 409A of the Code, including, without limitation, any necessary delay of six (6) months applicable to payment of deferred compensation to a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code) upon separation from service.

7.  Dispute Resolution.

7.1  Mandatory Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution or interpretation of this Employment Agreement, Executive’s employment, or the termination of that employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Newport Beach, California by a single arbitrator with JAMS (formerly known as “Judicial Arbitration and Mediation Services”), or its successor, under the then-applicable JAMS’ arbitration rules. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company are waiving the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to determine if an issue is subject to this arbitration obligation, and to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. To the extent permitted by applicable law, the Company shall reimburse the Executive for all legal costs and expenses reasonably incurred (and documented in invoices) in connection with any dispute under this Agreement, so long as the Executive substantially prevails in such dispute. The Company shall pay all JAMS’ arbitration fees.

7.2  Limitations. Nothing in this Section 7 shall or is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration held pursuant to this Section.

8.  General Provisions.

8.1  Notices. Any notices provided hereunder must be in writing and shall be deemed to be received upon the earlier of personal delivery (including, personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at most current home address as listed on the Company payroll (which address may be changed by written notice).

8.2  Severability. Whenever possible, each provision of this Employment Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Employment Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

8.3  Waiver. Any waiver of any right hereunder must be in evidenced in a writing signed by the waiving party to be effective, and any such waiver shall not be construed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Employment Agreement.

8.4  Entire Agreement. This Employment Agreement, together with the Confidential Information Agreement, the Noncompetition Agreement, constitutes the entire agreement between Executive and the Company regarding the subject matter hereof and it supersedes any and all prior agreements, promises, representations or understandings, written or otherwise, between Executive and the Company with regard to this subject matter. This Employment Agreement is entered into without reliance on any agreement, or promise, or representation, other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized representative of the Board.

8.5  Headings and Construction. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof. Any ambiguities in this Employment Agreement shall not be construed against either Party as the drafter.

8.6  Successors and Assigns. This Employment Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

8.7  Governing Law. All questions concerning the construction, validity and interpretation of this Employment Agreement shall be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

8.8  Counterparts. This Employment Agreement may be executed in separate counterparts, which shall be taken together and shall constitute one agreement. Facsimile and PDF signatures shall be as effective as originals.

In Witness Whereof, the parties enter into this Employment Agreement as of the Effective Date (as defined above).

Jazz Semiconductor, Inc.

By: /s/ Carolyn Follis

Print Name: Carolyn Follis

Title: General Counsel

/s/ Shu Li
Shu Li

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

(CEO)

In consideration of my employment or continued employment by Jazz Semiconductor, Inc., a Delaware corporation (“Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

1.  Confidential Information Protections.

1.1  Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Company’s Board of Directors (the “Board”), or the Chief Executive Officer (the “CEO”) of Company (if I am no longer employed with the Company at the time such authorization is requested). I will obtain written approval from the Board or the CEO (as applicable) before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2  Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party. Notwithstanding the forgoing, “Confidential Information” shall not include any of the forgoing items which has become publicly known and made generally available other than through my violation of this Agreement.

1.3  Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will, in accordance with and subject to the terms and limitations of the Company’s duties to maintain the confidentiality of such information and to use it only for certain limited purposes, hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4  No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.  Inventions.

2.1  Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. Nothing in this Agreement shall prohibit me from (i) disclosing information and documents when required by law, subpoena or court order, (ii) disclosing information and documents to any attorney or tax adviser for the purpose of securing legal or tax advice; (iii) disclosing my post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, my personal correspondence and documents relating only to my own person benefits, entitlements and obligations.

2.2  Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

  Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.” Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.

2.3  Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.4  Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.5  Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

3.  Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4.  Additional Activities. I agree that during the term of my employment by Company, I will not directly or indirectly, without Company’s express written consent: (a) engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company; or (b) solicit or attempt to solicit any employee, independent contractor, consultant or customer of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, independent contractor, or customer to or for any other person or entity.

5.  Return of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6.  Notification of New Employer. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7.  General Provisions.

7.1  Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2  Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3  Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and be binding upon my heirs and legal representatives.

7.4  Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5  Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6  Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7  Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8  Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

7.9  Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply. If any other agreement governs my nondisclosure of information and assignment of inventions during any period in which I was previously employed with the Company, this Agreement and such prior agreements shall be taken together and construed as one agreement; provided, however, that to the extent any term of any such prior agreement conflicts or is in consistent with the terms set forth herein, this Agreement shall control. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters, and is meant to be consistent with the Noncompetition Agreement between me and the Company. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and a duly authorized representative of the Board (if I am an employee of the Company at the time of such modification) or the CEO of Company (if I am not an employee at the time of such modification). Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:		JAZZ SEMICONDUCTOR, INC.:

I have read, understand, and Accept this agreement and have been given the opportunity to Review it with independent legal counsel.		Accepted and agreed:

/s/ Shu Li		/s/ Carolyn Follis
(Signature)		(Signature)

By:	Shu Li	By:	Carolyn Follis

Title:	Chief Executive Officer	Title:	General Counsel

Date:	9/26/06	Date:	9/26/06

Address:	566 Nyes Place Laguna Beach, California 92651	Address:	4321 Jamboree Road Newport Beach, California 92660

EXHIBIT A OF EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

INVENTIONS

1. Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Section 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

☐ None

☐ See immediately below:

2. Limited Exclusion Notification.

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a. Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

Exhibit B

Bonus compensation Paid prior to Date of this Employment Agreement

Date of Payment	Gross Amount of Bonus Paid
7/27/2006	$73,078.54

Exhibit C

Release of Claims

I, _____________, hereby acknowledge and agree that: (a) I have been paid all accrued salary and other compensation, as well as all accrued unused vacation, owed to me for my services to Jazz Semiconductor, Inc. (the “Company”) through and including the date my employment with the Company terminated (the “Termination Date”); (b) I understand and will abide by all continuing obligations under my Confidential Information Agreement and Noncompetition Agreement with the Company (as defined in my Employment Agreement with the Company dated August __, 2006 (the “Employment Agreement”)); and (c) within thirty (30) days after Termination Date, I will submit all final documented expense reimbursement statements reflecting all business expenses incurred by me through and including the Termination Date, if any, for which I seek reimbursement.

In consideration for the Severance Benefits to be provided to me under the Employment Agreement to which I would not otherwise be entitled, I hereby release the Company, Acquicor Technology, Inc., The Carlyle Group, each of such entities’ parents, subsidiaries, successors, predecessors and affiliates, and each of such entities’ directors, officers, employees, agents, attorneys, insurers, affiliates and assigns (individually and collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Release of Claims (the “Release”). This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, this release shall not release the Company from: (i) its obligation (consistent with applicable Company policy) to reimburse me for valid business expenses that I have incurred on behalf of the Company and that I submit for reimbursement within thirty (30) days after the Termination Date; (ii) its obligations to provide me with the Severance Benefits set forth in the Employment Agreement; or (iii) any obligation to indemnify me pursuant to the Company’s certificate of incorporation and bylaws, any written indemnification agreement to which I am a party or applicable law. Further notwithstanding the foregoing, this release shall not release any of the Released Parties from: (y) any rights that I may have under the Merger Agreement; or (z) any rights I may have to seek contribution or indemnification for third party claims. I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

I acknowledge that I am also knowingly and voluntarily waiving and releasing any rights that I may have under the under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). I acknowledge that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised hereby that I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it earlier); (d) I have seven (7) days after the date I sign this Release to revoke my agreement to it (by providing the Company (through its General Counsel) with written notice of such revocation); and (e) my acceptance of this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign it (provided I do not earlier revoke my acceptance of it) (the “Release Effective Date”).

I understand that this Release includes a release of all unknown and unsuspected claims. I acknowledge that I have read and understand Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby waive all rights and benefits under Section 1542 of the California Civil Code and any law or legal principle of similar effect in any jurisdiction with regard to this Release, including my release of unknown and unsuspected claims herein.

This Release, together with the Employment Agreement, the Confidential Information Agreement, and the Noncompetition Agreement (including the exhibits thereto) (collectively, the “Agreements”), constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation not expressly stated in the Agreements.

Understood and agreed:

____________________________________	Date:______________________
[Executive]